FORM 10-SB/A

AMENDMENT TO GENERAL
FORM FOR REGISTRATION
OF SECURITIES OF SMALL
BUSINESS
ISSUERS PURSUANT TO
SECTION 12(b) OR (g) OF
THE SECURITIES
EXCHANGE ACT OF 1934


UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C.  20549



TAMPA BAY CORPORATION
________________________
________________________
_____

(Exact name of registrant
as specified in its charter)



  NEVADA
88-0225593
_______________________
          ___________

(State or other
jurisdiction of
  (I.R.S.
Employer
incorporation or
organization)
Identification No.)



1000 E. TAHQUITZ CANYON
WAY, PALM SPRINGS, CA
  92262
________________________
______________________
  ________

(Address of principal
executive offices)
    (Zip
Code)



Registrant's telephone
number, including area
code: (619) 778-7810



Securities to be
registered pursuant to
Section 12(g) of the
Act:
None

Securities to be
registered pursuant to
Section 12(g) of the
Act:


Title of each class
  Name of each exchange
on which
    to be so registered
      each class is to be
registered


  10,580, 793 Shares of
the Common Stock of the
  Corporation, Par
Value $0.001      None

  3,500,000 Options of
the Common Stock of the
  Corporation, Par
Value $0.001      None

  After reviewing the
comments submitted by
the SEC, the Company
hereby withdraws its
registration statement.
 We will refile after
having an opportunity
to make the appropriate
changes.

SIGNATURES

  The issuer has duly
caused this offering
statement amendment
to be signed on its
behalf by the
undersigned, thereunto
duly
authorized, in the City
of Palm Springs, State
of California, on
_____________________,
19____.


             TAMPA BAY
CORPORATION


          By
             George
Jouflas, President


  This offering
statement has been
signed by the following
persons in the
capacities and on the
dates indicated.




_______________________
Harold Rustigian,
Chairman     Date




________________________
Gray Frederickson,
Director     Date




________________________
_
John Hyde, Director
     Date




________________________
___
Jeffrey Taylor,
Director       Date


________________________
_______
________________________
_
Gregory McDonald,
Director     Date